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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number: 0-28870
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                               Smallworldwide plc
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             (Exact name of registrant as specified in its charter)

                                 Elizabeth House
                                  1 High Street
                              Chesterton, Cambridge
                                 England CB4 1WR
                                 44-1223-301-144
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     Ordinary Shares, (pound)0.01 each, and American Depositary Shares, each representing one Ordinary Share
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            (Title of each class of securities covered by this Form)


                                      None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [x]   Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]   Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [x]

     Approximate  number of holders of record as of the  certification or notice
date:      67
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     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
Smallworldwide plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       SMALLWORLDWIDE plc


Date:  OCTOBER 3, 2000                 By: /s/ MARTIN CARTWRIGHT
     ---------------------------------    --------------------------------
                                          Name:    Martin Cartwright
                                          Title:   Chief Financial Officer